NEWS RELEASE

Presurance Holdings ANNOUNCES CLOSING OF RIGHTS OFFERING

TROY, Mich., Feb. 27, 2026 (GLOBE NEWSWIRE) -- Presurance Holdings, Inc. (Nasdaq: PRHI) (“Presurance” or the “Company”) today announced the closing of its rights offering (the “Rights Offering”), previously detailed in the Company’s Current Report on Form 8-K filed on January 28, 2026.

Pursuant to the terms of the Rights Offering, 4,284,640 shares of the Company’s common stock, no par value (the “Common Stock”), were purchased upon the exercise of the subscription rights at the subscription price of $1.00 per share of Common Stock at the closing of the Rights Offering on February 27, 2026 (the “Closing”).

Pursuant to the Rights Offering Backstop Agreement, dated as of February 3, 2026, by and between the Company and Clarkston Companies, Inc. (“Clarkston”), Clarkston agreed to purchase all unsubscribed shares of Common Stock to be issued in connection with the Rights Offering at a price of $1.00 per share (the “Backstop Commitment”). In satisfaction of the Backstop Commitment, Clarkston and its assignee purchased an aggregate of 9,715,360 shares of Common Stock from the Company. In connection with the fulfillment of the Backstop Commitment, the Company redeemed its Series B Preferred Stock and paid all accrued dividends on the Series B Preferred Stock.

The Company received an aggregate of $14,000,000 in gross proceeds from the Rights Offering and under the Backstop Commitment. Further to the use of proceeds described in the registration statement and prospectus for the Rights Offering, the Company is using the proceeds from the Rights Offering for the redemption of the Series B Preferred Stock and for general corporate purposes.

Pursuant to the terms of the Rights Offering, the subscription rights (the “Rights”) that were not properly exercised by 5:00 p.m., Eastern Time, on February 24, 2026 expired and became of no further force or effect. The Rights Offering is terminated with respect to shares not issued at the Closing.

The Rights Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-292735), as amended, which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 6, 2026. A final prospectus describing the terms of the Rights Offering was filed with the SEC on February 6, 2026.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Rights, Common Stock or any other securities, nor will there be any offer, solicitation or sale of any of the Rights, Common Stock or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About Presurance Holdings

Presurance Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, the Company provides specialty insurance coverage with a focus on disciplined growth and long-term value creation. The Company trades on the Nasdaq Capital Market under the symbol PRHI. Additional information can be found on the Company’s website at ir.PREHLD.com.